                                                                   EXHIBIT 10.20

                               PURCHASE AGREEMENT

                           DATED AS OF APRIL 30, 2004

                                     BETWEEN

                           BUCKNER NEWS ALLIANCE, INC.

                                       AND

                             MEDIANEWS GROUP, INC.,

                          YORK NEWSPAPERS HOLDINGS, LLC

                        MEDIANEWS GROUP INTERACTIVE, INC.

                                       AND

                              YORK DAILY RECORD LLC

                                TABLE OF CONTENTS

                                                                                    PAGE
ARTICLE I    PURCHASE AND SALE..................................................      1

   1.1   Purchase and Sale......................................................      1
   1.2   Assumption of Liabilities..............................................      3

ARTICLE II   EXERCISE PRICE; POST-CLOSING PARTNERSHIP DISTRIBUTION..............      3

   2.1   Exercise Price.........................................................      3
   2.2   Payment................................................................      3
   2.3   Post-Closing Adjustments to the Exercise Price.........................      4
   2.4   Post-Closing Partnership Distribution to BNA...........................      5
   2.5   Post-Closing Audit.....................................................      5
   2.6   Purchase Price Allocation..............................................      6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BNA..............................      6

   3.1   Organization; Good Standing............................................      6
   3.2   Capacity to Sell; Authorization........................................      6
   3.3   Ownership of Right/Assets Subject to Option............................      7
   3.4   Pending or Threatened Litigation and Claims............................      7
   3.5   Employees; Labor Relations.............................................      7

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF MNG..............................      7

   4.1   Organization; Good Standing............................................      7
   4.2   Capacity; Authorization................................................      8
   4.3   Assignment of Put-Call Option Agreement................................      8

ARTICLE V    MUTUAL COVENANTS OF THE PARTIES....................................      8

   5.1   Mutual Covenants.......................................................      8

ARTICLE VI   REAL PROPERTY LEASE................................................      9

ARTICLE VII  EMPLOYEE MATTERS...................................................      9

   7.1   Union Agreement; Employment............................................      9
   7.2   Indemnification........................................................      9
   7.3   Assumption of Obligations to Employees.................................     10
   7.4   No Employee Right......................................................     10

ARTICLE VIII THE CLOSING........................................................     10

   8.1   Effective Date and Time................................................     10
   8.2   BNA's Closing Documents................................................     10
   8.3   Purchasers' Closing Documents..........................................     11

ARTICLE IX   PARTNERSHIP DISTRIBUTION...........................................     11

ARTICLE X    INDEMNIFICATION....................................................     12

   10.1  Survival of Representations and Warranties.............................     12
   10.2  BNA's Indemnification Obligation.......................................     12
   10.3  MNG's Indemnification Obligation.......................................     13
   10.4  Procedure for Indemnification Claims...................................     14

ARTICLE XI  GENERAL PROVISIONS..................................................     16

   11.1  Expenses...............................................................     16
   11.2  Notices................................................................     16
   11.3  Governing Law..........................................................     17
   11.4  Counterparts...........................................................     17
   11.5  Headings; Schedules; Exhibits..........................................     17
   11.6  Entire Agreement.......................................................     17
   11.7  Third-Party Beneficiaries..............................................     17
   11.8  Assignment.............................................................     17
   11.9  Specific Performance...................................................     18
   11.10 Confidentiality........................................................     18
   11.11 Severability...........................................................     18
   11.12 Amendments; Waiver.....................................................     18
   11.13 Joint and Several Liability............................................     18
   11.14 Continued Access to Partnership and Other Financial Information........     18

SCHEDULES

Schedule 1.2      Contracts
Schedule 2.2(a)   Account
Schedule 2.2(b)   Calculation of Base Adjusted Exercise Price, Provisional BNA Page
                  Credit Payments Increase, Provisional Partnership Capital Expenditures
                  Increase, Provisional BNA Operating Expenditures Decrease and
                  Provisional BNA Capital Expenditures Decrease
Schedule 2.6      Allocation of Exercise Price
Schedule 3.4      Pending or Threatened Litigation and Claims
Schedule 3.5      Employees

                               PURCHASE AGREEMENT

      THIS AGREEMENT is made as of April 30, 2004 between Buckner News Alliance, Inc., a Washington corporation ("BNA"), MediaNews Group, Inc. (formerly known as Affiliated Newspapers Investments, Inc.), a Delaware corporation ("MNG"), York Newspapers Holdings, LLC ("YNHLC"), an indirect wholly-owned subsidiary of MNG, MediaNews Group Interactive, Inc., an indirect wholly-owned subsidiary of MNG ("MNGI"), and York Daily Record LLC, a newly-formed Affiliate of MNG ("Record LLC" and, together with MNG, YNHLC, and MNGI, the "Purchasers"). Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A hereto.

                                   WITNESSETH:

      WHEREAS, BNA currently owns a 42.5% general partnership interest (the "Partnership Interest") in The York Newspaper Company, a Pennsylvania general partnership (the "Partnership");

      WHEREAS, pursuant to a Joint Operating Agreement entered into January 13, 1989 (the "Joint Operating Agreement") the partnership currently publishes the York Daily Record, The York Dispatch and the York Sunday News;

      WHEREAS, pursuant to a Put/Call Option Agreement entered into September 17, 1996 (the "Put/Call Option Agreement") by and between BNA and York Newspapers Inc., a Delaware corporation and a wholly-owned subsidiary of MNG ("YNI"), BNA granted to YNI a call option (the "Call Option") to acquire the Partnership Interest and all of BNA's right, title and interest in the York Daily Record masthead and various other assets relating thereto described in the Put/Call Option Agreement (collectively, the "Rights/Assets Subject to Option");

      WHEREAS, YNI notified BNA on March 30, 2004 that it had, subject to the terms contained in Put/Call Option Agreement, elected to exercise the Call Option and, thereafter, YNI assigned to MNG its rights under the Put/Call Option Agreement; and

      WHEREAS, MNG and BNA desire to consummate their agreement with respect to the purchase and sale of the Rights/Assets Subject to Option;

      NOW, THEREFORE, in consideration of the payments herein provided, and the covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

      1.1 Purchase and Sale. Upon the terms set forth in this Agreement, and for the consideration set forth in Section 2.1, BNA does hereby sell, transfer, assign and deliver to YNHLC and MNGI, and MNG does hereby cause YNHLC and MNGI to purchase from BNA, all right, title and interest of BNA in and to the Rights/Assets Subject to Option, free and clear of all Liens (except for restrictions contained in the Joint Operating Agreement and the Partnership Agreement), as more particularly described below and pursuant to the Ancillary
Documents:

            (a) BNA does hereby sell, transfer, assign and deliver to YNHLC, and YNHLC does hereby purchase from BNA, all right, title and interest of BNA in and to the following assets, free and clear of all Liens (except for restrictions contained in the Joint Operating Agreement and the Partnership Agreement):

                  (i) the Partnership Interest and all right, title and interest of BNA in, to and under the Partnership Agreement;

                  (ii) to the extent, if at all, held by BNA, rights to all subscription, bulk sales, circulation, dealer and sub-dealer lists of the York Daily Record, together with all records, gallery cards and other lists relating to or concerning routes, daily draws by editions, distribution, delivery, sale, returns and prepaid subscriptions of the York Daily Record in any territory, all lists of any dealers and agencies served by all distribution methods in all cities and towns served by the York Daily Record (it being BNA's understanding and belief that all of such foregoing items are held by the Partnership in its own name, and it being understood by both parties that all such lists, records, and other above-described items are in the possession of the Partnership and not
BNA),

                  (iii) to the extent, if at all, held by BNA, rights to all advertiser lists and related advertiser information relating to the York Daily Record, including without limitation, lists of all advertising contracts (including the dates of such contracts), names and addresses of advertisers, space contracted for, frequency of insertions, rates per line, expiration dates and any special conditions, requirements or publication orders with advertisers, with the dates thereof, and any special agreements or commitments with advertisers, and all insertion orders (it being BNA's understanding and belief that all of such foregoing items are held by the Partnership in its own name, and it being understood by both parties that all such lists and other above-described information are in the possession of the Partnership and not
BNA),

                  (iv)  the library and morgue of the York Daily Record;

                  (v) all rights of BNA and/or the York Daily Record under all Contracts which are used or held for use in the operation of the news and editorial functions controlled by BNA relative to the York Daily Record, including, but not limited to, those relating to news services, photo services, wire services, features, cartoons, comics and other news and editorial material, all of which Contracts, other than those to which the Partnership is already a signatory, are listed in the Schedule appended as Schedule 1.2 to this Agreement, which schedule also contains a true and complete copy of each such Contract (all such Contracts are hereinafter referred to as "Assumed Contracts");

                  (vi) to the extent, if at all held by BNA, all right, title and interest of BNA in and to all copyrights and applications related to any material published in issues of the York Daily Record on or prior to the Effective Date (collectively, the "Assigned Copyrights"), as well as to any claims and demands, recoverable in law or equity for past and future infringements of any of said copyrights;

                  (vii) all of BNA's rights in all assets of whatever kind or nature (other than the assets described in Section 1.1(b), the Lease and the Union Agreement), which are used, or held for use in, the news and editorial functions conducted by BNA relative to the York Daily Record (collectively, the "Other York Daily Record Intangibles").

The foregoing shall not include cash on hand, bank deposits or accounts, or other similar funds or accounts.

            (b) BNA does hereby sell, transfer, assign and deliver to MNGI, and MNGI does hereby purchase from BNA, (i) all right, title and interest of BNA to the masthead of the York Daily Record and all intangible rights related thereto including, but not limited to, all related trademarks, service marks and URL's, and all proceeds thereof and goodwill associated therewith (collectively, the "York Daily Record Masthead"), (ii) to the extent, if at all held by BNA, all right, title and interest of BNA in and to all trademarks, service marks, trade identification, trade names, titles and slogans related to material published in, or otherwise utilized in connection with, the York Daily Record on or prior to the Effective Date, and all proceeds thereof and goodwill associated therewith (collectively, the "Other Assigned Trademarks"), and (iii) all rights to sue with respect to past and future infringements of any of the foregoing, free and clear of all Liens (except for restrictions contained in the Joint Operating Agreement and the Partnership Agreement).

      1.2 Assumption of Liabilities. YNHLC does hereby assume all liabilities and obligations of BNA to the extent arising from and after the Closing with respect to periods after the Closing under the Partnership Agreement and the Assumed Contracts. Notwithstanding the foregoing, YNHLC shall not assume or be responsible for any liability or obligation under the Partnership Agreement or any Assumed Contract to the extent arising out of a breach or default by BNA under the Partnership Agreement or any Assumed Contract (including any event prior to the Closing that with the passage of time or the giving of notice, or both, would become such a breach or default). Liabilities assumed by YNHLC pursuant to this Section 1.2 are referred to herein as "Assumed Liabilities."

                                   ARTICLE II
              EXERCISE PRICE; POST-CLOSING PARTNERSHIP DISTRIBUTION

      2.1 Exercise Price. The aggregate consideration for the Rights/Assets Subject to Option (the "Exercise Price") is the sum of Thirty-Seven Million Two Hundred Four Thousand Seven Hundred Eight Dollars ($37,204,708) (the "Base Adjusted Exercise Price") as further adjusted to reflect the various exercise price adjustments set forth in subsections (1) - (4) of Article V of the Put/Call Option Agreement (the "Exercise Price Adjustments").

      2.2 Payment. MNG does pay herewith, or cause to be paid, to BNA, by wire transfer of immediately available funds, to the account or accounts set forth on
Schedule 2.2(a), so much of the Exercise Price as is equal to the Base Adjusted Exercise Price of Thirty-Seven Million Two Hundred Four Thousand Seven Hundred Eight Dollars ($37,204,708), (a) plus a provisional BNA Page Credit payments increase of $1,156,491 calculated in accordance with the provisions of subsection (3) of Article V of the Put/Call Option Agreement (the "Provisional BNA Page Credit Payments Increase") and a provisional Partnership capital expenditures increase of Zero Dollars ($0.00), calculated in accordance with the provisions of subsection (4) of Article V of the Put/Call Option Agreement (the "Provisional Partnership

Capital Expenditures Increase") and (b) less a provisional BNA annual operating expenditure decrease of Zero Dollars ($0.00) calculated in accordance with the provisions of subsection (1) of Article V of the Put/Call Option Agreement (the "Provisional BNA Operating Expenditures Decrease") and a provisional BNA average annual capital expenditure decrease of Eighty-Seven Thousand Thirty Seven Dollars ($87,037) calculated in accordance with the provisions of subsection (2) of Article V of the Put/Call Option Agreement (the "Provisional BNA Capital Expenditures Decrease"), resulting in a total cash payment of Thirty-Eight Million Two Hundred Seventy-Four Thousand One Hundred Sixty-Two Dollars ($38,274,162) made concurrent with execution of this Agreement. A Schedule setting forth the calculation of the Base Adjusted Exercise Price, the Provisional BNA Page Credit Payments Increase, the Provisional BNA Operating Expenditures Decrease, the Provisional BNA Capital Expenditures Decrease and the Provisional Partnership Capital Expenditures Increase is attached hereto as
Schedule 2.2(b).

      2.3   Post-Closing Adjustments to the Exercise Price.

            (a) On or prior to May 31, 2004, BNA shall deliver to MNG a statement summarizing in reasonable detail, for the period commencing March 1, 2004 and ending April 30 2004, BNA's operating and capital expenditures relative to the York Daily Record and the Page Credit payments for that period received and/or due to be received by BNA from the Partnership.

            (b) Within fifteen (15) days of MNG's receipt of the statement from BNA described in Section 2.3(a), MNG will prepare and deliver to BNA a statement setting forth in reasonable detail its calculation of the BNA Page Credit payments adjustment contemplated by subsection (3) of Article V of the Put/Call Option Agreement (the "Final BNA Page Credit Payments Adjustment"), the BNA operating expenditures adjustment contemplated by subsection (1) of Article V of the Put/Call Option Agreement (the "Final BNA Operating Expenditures Adjustment"), the BNA capital expenditures adjustment contemplated by subsection
(2) of Article V of the Put/Call Option Agreement (the "Final BNA Capital Expenditures Adjustment") and the Partnership capital expenditures increase, if any, contemplated by subsection (4) of Article V of the Put/Call Option Agreement (the "Final Partnership Capital Expenditures Adjustment"), which statement shall hereinafter be referred to as the "Final Exercise Price Adjustment Schedule."

            (c) BNA shall notify MNG in writing within thirty (30) days after receipt of the Final Exercise Price Adjustment Schedule whether it accepts the Final Exercise Price Adjustment Statement or whether there is a dispute as to an item reflected thereon. Such notice will set forth BNA's objections, if any, to the Final Exercise Price Adjustment Schedule in reasonable detail. The failure by BNA to give MNG such notice within such period shall be deemed to constitute BNA's acceptance of the Final Exercise Price Adjustment Schedule. The parties will use all reasonable efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within thirty (30) days after BNA gives notice of any such dispute, such dispute shall be referred to Deloitte & Touche LLP (the "Selected Accountants") for resolution. In the event that the Selected Accountants shall decline to act, the parties shall appoint a mutually acceptable independent certified public accounting firm to act as the Selected Accountants. If the parties are unable to agree upon a mutually acceptable accounting firm, either party may apply to court for appointment of a neutral independent certified public accounting firm to act as the Selected Accountants. The determination of the Selected

Accountants shall be conclusive and binding on each party. One-half (1/2) of the fees of the Selected Accountants shall be borne by BNA and one-half (1/2) shall be borne by MNG.

            (d) If the Final BNA Page Credit Payments Adjustment, the Final BNA Operating Expenditures Adjustment, the Final BNA Capital Expenditures Adjustment and/or the final Partnership Capital Expenditures Adjustment, as finally determined, are greater or less than the Provisional BNA Page Credit Payments Increase, the Provisional BNA Operating Expenditures Decrease, the Provisional BNA Capital Expenditures Decrease and/or the Provisional Partnership Capital Expenditure Increase set forth on Schedule 2.1 hereto, the Exercise Price shall be adjusted accordingly, and to the extent that the Exercise Price, as so adjusted, is less than or greater than the portion of the Exercise Price paid by MNG to BNA at Closing, BNA or MNG, as appropriate, shall pay the amount of such difference to the other, by wire transfer of immediately available funds, to such account designated by MNG or BNA, as the case may be, on the later of (i) the second (2nd) Business Day after acceptance by BNA of the Final Exercise Price Adjustment Statement or (ii) the second (2nd) Business Day following resolution (as contemplated by paragraph (c) above) of any dispute concerning the Final Exercise Price Adjustment Schedule.

      2.4 Post-Closing Partnership Distribution to BNA. On or prior to May 31, 2004, MNG shall cause the Partnership to distribute to BNA in cash or its equivalent (a) an amount equal to the Page Credits due to be paid to BNA under the Joint Operating Agreement for the period April 1, 2004 - April 30, 2004, (i) as increased by the amount, if any, by which forty-two and five tenths percent (42.5%) of the Excess Page and Color charges owed by both BNA and YNI to the Partnership for such period exceeds the Excess Page and Color Charges owed the Partnership solely by BNA for such period, (ii) as decreased by the amount, if any, by which the Excess Page and Color Charges owed the Partnership for the period April 1, 2004 - April 30, 2004 by BNA alone exceeds forty-two and five tenths percent (42.5%) of the Excess Color and Page Charges owed the Partnership for such period by both BNA and YNI, and (b) an amount equal to BNA's additional share of Partnership distribution resulting from the adjustment for deposits in transit credited to the Partnership for the period April 1, 2004 - April 30, 2004 pursuant to Article IX.

      2.5 Post-Closing Audit. The Partnership shall, at BNA's election, be audited or subjected to such lesser or partial audit or analysis determined by BNA to be appropriate, by Ernst & Young LLP for the period from July 1, 2003 through April 30, 2004 and with respect to all matters appropriate to a final accounting for the period of BNA's status as a partner of the Partnership. The audit shall be conducted consistent with the audits of the Partnership for prior years, including analysis of related party transactions, and shall be completed by September 30, 2004. If Ernst & Young LLP shall decline or fail to perform such audit or analysis, Deloitte & Touche LLP shall do so; if Deloitte & Touche LLP shall decline or fail to perform such audit or analysis, BNA may select another national or significant regional independent certified public accounting firm to do so. One-half (1/2) of the fees of any such accounting firm that shall perform the services outlined herein shall be borne by BNA and one-half (1/2) shall be borne by MNG. If the audit produces any adjustments in the amounts that should have been paid to BNA hereunder, the Purchasers shall cause the Partnership immediately to make an additional distribution to BNA to provide BNA with the appropriate adjusted amount. Following such audit, MNG (subject to causing the Partnership to make any additional distribution to BNA provided for in this Section 2.5) and BNA shall retain their rights with regard to financial and accounting matters they consider unresolved, and neither party shall be deemed conclusively bound by the results of the audit.

      2.6 Purchase Price Allocation. The Exercise Price (and all other capitalizable costs) shall be allocated among the Rights/Assets Subject to Option (as well as the allocable portion of the Partnership's assets underlying the Partnership Interest) in accordance with Sections 1060, 751 and 755 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the "Allocation"), which Allocation shall be set forth on a Schedule 2.6 to be appended to this Agreement after the Effective Date. BNA and the Purchasers shall negotiate in good faith to reach agreement as to the Allocation (and the Purchasers shall supply to BNA all such information as BNA shall reasonably request so that BNA may knowledgeably discharge its obligation). If the parties are unable to agree upon the Allocation within thirty (30) days following the Effective Date, then the parties shall within fifteen (15) days thereafter agree upon and retain a qualified independent professional appraiser with substantial experience appraising assets used in the newspaper industry, whose written determination of the fair market values of the Rights/Assets Subject to Option (as well as the allocable portion of the Partnership's assets underlying the Partnership Interest) shall be used in completing the Allocation and shall be binding upon all of the parties hereto. The cost of the appraisal shall be borne equally by BNA and the Purchasers. The parties shall report, act and file tax returns (including, but not limited to, Form 8594, Asset Acquisition Statement Under Section 1060, and Form 1065, U.S. Return of Partnership Income, for the Partnership for the taxable year in which the Closing occurs) in all respects and for all purposes consistent with the Allocation. None of BNA or any of the Purchasers shall take any position (whether in audits, on a tax return or otherwise) which is inconsistent with the Allocation unless required to do so by applicable law. Notwithstanding the foregoing, if BNA and the Purchasers are unable to agree upon the Allocation and are further unable to agree upon the selection of a qualified appraiser, as described above, to determine the Allocation within forty-five (45) days following the Effective Date, or by such later date as is agreed to by the parties, each of BNA and the Purchasers may file Form 8594, and any federal, state, local and foreign tax returns, allocating the Exercise Price (and all other capitalizable costs) among the Rights/Assets Subject to Option (as well as the allocable portion of the Partnership's assets underlying the Partnership Interest) in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Sections 1060, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF BNA

      BNA hereby represents and warrants to MNG as follows:

      3.1 Organization; Good Standing. BNA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.

      3.2 Capacity to Sell; Authorization. BNA has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby to be consummated by BNA. The execution, delivery and performance by BNA of this Agreement and the Ancillary Documents to which it is a party and the consummation by BNA of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of BNA. This Agreement has been duly executed and delivered by BNA. This Agreement constitutes the legal, valid, and binding obligation of BNA, enforceable against BNA in accordance with its terms.

      3.3 Ownership of Right/Assets Subject to Option. BNA has, and at the Closing will convey to Purchasers, good and marketable title to all of the Rights/Assets Subject to Option, free and clear of all Liens (except for restrictions contained in the Joint Operating Agreement and the Partnership Agreement).

      3.4 Pending or Threatened Litigation and Claims. Except as may be disclosed in Schedule 3.4 hereto, there is no action, suit, proceeding or other litigation or, to the knowledge of BNA, investigation or review pending against BNA or any Affiliate of BNA, or any agent or employee of BNA (collectively, a "BNA Party") at law or in equity, by or before any court or arbitrator or any other Governmental Authority relating to the York Daily Record and to the knowledge of BNA, no such action, suit, proceeding or other litigation or investigation or review has been threatened against any BNA Party. No BNA Party is to the knowledge of BNA subject to any judgment, decree, writ, injunction or order of any court or arbitrator or any other Governmental Authority relating to the York Daily Record. For purposes of this Section 3.4, "knowledge of BNA" shall mean the actual knowledge of the executive officers of BNA and no other persons.

      3.5 Employees; Labor Relations. Schedule 3.5 sets forth a complete and correct list of all employees of BNA engaged in news and editorial functions relative to the York Daily Record, other than Dennis Hetzel who, for the purpose of this Agreement shall not be considered a York Daily Record Employee except to the extent that the Purchasers shall (and the Purchasers hereby covenant to) afford him the opportunity to exercise COBRA rights to continue his health insurance coverage at his own expense through the plan that will be available to employees generally (collectively, the "York Daily Record Employees" and individually a "York Daily Record Employee"), including for each such person his or her (i) name, (ii) job title, (iii) whether covered by the Union Agreement,
(iv) status as a full-time, part-time or temporary employee and (v) dates of employment, (vi) length of service, (vii) accrued vacation and sick leave, and
(viii) employee benefit coverages (e.g., medical, dental, optical, life and accidental death, dependent care), as of the date or dates reflected in such schedule.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF MNG

      The Purchasers hereby represent and warrant to BNA as follows:

      4.1 Organization; Good Standing. MNG and MNGI are each corporations duly organized, validly existing, and in good standing under the laws of the state of Delaware. YNHLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Record LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware.

      4.2 Capacity; Authorization. Each of the Purchasers has full corporate power and authority to execute, deliver and perform this Agreement and each of the Purchasers has full corporate or limited liability company power and authority to execute, deliver and perform each of the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby to be consummated by such Purchaser. The execution, delivery and performance by each Purchaser of this Agreement and of each of the Ancillary Documents to which it is a party, and the consummation by each of the Purchasers of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by each Purchaser. This Agreement constitutes the legal, valid, and binding obligation of the Purchasers, enforceable against each Purchaser in accordance with its terms.

      4.3 Assignment of Put-Call Option Agreement. YNI has assigned to the Purchasers all of YNI's rights under the Put-Call Option Agreement, and the Purchasers have all of the right, title, and interest formerly held by YNI in such agreement, with the authority to carry out the transactions contemplated thereby without the participation, consent, or approval of YNI.

                                    ARTICLE V
                         MUTUAL COVENANTS OF THE PARTIES

      5.1 Mutual Covenants. MNG covenants and agrees with BNA, and BNA covenants and agrees with MNG, that:

            (a) Newspaper Preservation Act. BNA and MNG shall timely provide all notices with respect to the consummation of the transactions contemplated by this Agreement required under the Newspaper Preservation Act, as amended.

            (b) Cooperation. BNA, on the one hand, and MNG, on the other hand, will promptly give notice to the other upon becoming aware that any investigation, review, action, suit or other proceeding is pending or threatened by or before any court or arbitrator, or any other Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement. BNA, on the one hand, and MNG, on the other hand, (i) will cooperate with each other in connection with the prosecution, investigation or defense of any such investigation, review, action, suit or proceeding, (ii) will supply promptly all information reasonably and legally requested by the other, by any such court or arbitrator or other Governmental Authority or by any party to any such investigation, review, action, suit or proceeding and (iii) will each use their reasonable efforts to cause any such investigation, review, action, suit or proceeding to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement; provided, however, that nothing in this subsection 5.1(b) shall require any party to share costs, including legal fees and expenses, incurred by another in connection with such activities.

            (c) Announcements. Except as may be required by applicable Legal Requirements, no party (or any Affiliate thereof) will make a public announcement of the transactions contemplated hereby without the prior consent of MNG, in the case of an announcement by BNA, or BNA in the case of an announcement by MNG, such consent not to be unreasonably withheld or delayed.

            (d) Further Assurances. From time to time hereafter and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer or other instruments or documents and take or arrange for such other actions as may reasonably be requested to complete more effectively any of the transactions provided for in this Agreement.

                                   ARTICLE VI
                               REAL PROPERTY LEASE

      BNA does hereby assign to the Partnership, and the Purchasers shall cause the Partnership to assume from BNA, all liabilities and obligations of BNA to the extent arising from and after the Closing with respect to future periods under the existing lease (the "Real Property Lease") for the office facilities utilized for the conduct of the news and editorial functions of the York Daily Record. Notwithstanding the foregoing, the Partnership shall not assume or be responsible for any liability or obligation under the Real Property Lease to the extent arising out of a breach or default by BNA under the Real Property Lease (including any event prior to the Closing that with the passage of time or the giving of notice, or both, would become such a breach or default). The assignment and assumption of the Real Property Lease described in this Article VI is evidenced by the Real Property Lease Assignment referred to in Section 8.2(e) below. The Purchasers hereby agree to be responsible to BNA for the Partnership's assumption of the liabilities and obligations of BNA with respect to the Real Property Lease.

                                   ARTICLE VII
                                EMPLOYEE MATTERS

      7.1 Union Agreement; Employment. Concurrent herewith, MNG does hereby cause Record LLC, and Record LLC confirms its concurrent action, (i) to assume the Union Agreement, (ii) to offer employment to each of the York Daily Record Employees employed by BNA pursuant to such agreement immediately prior thereto, upon the terms set forth in the Union Agreement, (iii) to offer employment to all other York Daily Record Employees employed by BNA immediately prior thereto upon terms no less favorable, in the aggregate, than those upon which MNG and its Affiliates then employs persons to perform comparable news and editorial functions relative to The York Dispatch and the York Sunday News and (iv) to afford such employees appropriate past service credit for employee benefit purposes for their pre-Effective Date employment relative to the York Daily Record. MNG and Record LLC do hereby assume all responsibility and obligation to notify the York Daily Record Employees and the Guild of this transaction and York Record LLC's assumption of the Union Agreement and to comply with all notice requirements under law or under the Union Agreement, and the parties agree that BNA shall have no responsibility therefor.

      7.2 Indemnification. MNG shall indemnify and hold harmless BNA from any and all obligations and associated expenses, including attorneys' fees, that may be incurred as a result of claims asserted by any York Daily Record Employees or the Guild (including claims for severance or other compensation of any York Daily Record Employee associated with the occurrence of this transaction and the transfer of their employment from BNA to Record LLC (the "Termination Claims")) as a result or in connection with (i) any failure by MNG or Record LLC to perform and fully discharge any undertaking set forth in Section 7.1, (ii) any failure of the Purchasers to provide to any such employees health benefits subsequent to the Effective Date comparable to the health benefits provided to such employees by BNA prior to the Effective Date, or (iii) the termination as of the Closing of any York Daily Record Employee's employment or other relationship with BNA and/or the notice (or lack thereof), timing or procedures associated therewith. Such indemnity shall extend to any COBRA or severance obligations owed by BNA to any such employee (including, as to COBRA only, Dennis Hetzel).

      7.3 Assumption of Obligations to Employees. Record LLC assumes and agrees to be responsible for any liabilities or other obligations to the York Daily Record Employees covered by the Union Agreement under the Union Agreement and to the Guild to the extent arising from and after the Effective Date with respect to periods after the Effective Date (including the Termination Claims for which MNG is providing indemnification pursuant to Section 7.1 above). Notwithstanding the foregoing, Record LLC shall not assume or be responsible for any liability or obligation under the Union Agreement to the extent arising out of a breach or default by BNA under the Union Agreement (including any event prior to the Closing that with the passage of time or the giving of notice, or both, would become such a breach or default) other than the Termination Claims. The assignment and assumption of the Union Agreement described in this Article VII shall be evidenced by the Union Agreement Assignment and Assumption Agreement referred to in Section 8.2(f) below.

      7.4 No Employee Right. Nothing in this Article VII or elsewhere in this Agreement shall be construed as conferring upon any York Daily Record Employee any rights or remedies under this Agreement (including without limitation under this Section 7.4).

                                  ARTICLE VIII
                                   THE CLOSING

      8.1 Effective Date and Time. The parties agree that the consummation of this Agreement and the transactions contemplated hereby (the "Closing") shall be deemed to be effective between the parties as of 11:59 p.m. (E.S.T.) on April 30, 2004 and the Closing shall be deemed to have occurred on April 30, 2004, which date shall be the "Effective Date" of this Agreement and the transactions contemplated hereby.

      8.2 BNA's Closing Documents. Concurrently herewith, BNA delivers to the Purchasers the following:

            (a) an assignment and assumption agreement, pursuant to which (i) all right, title and interest of BNA in and to the Partnership is transferred or assigned to YNHLC and (ii) YNHLC assumes the Assumed Liabilities (the "Partnership Interest Assignment and Assumption Agreement"), duly executed by BNA;

            (b) bills of sale and assignment transferring to YNHLC and MNGI, as applicable, all right, title and interest of BNA in and to the assets described in (x) clauses (ii) through (vii) of Section 1.1(a) and (y) Section 1.1(b), duly executed by BNA;

            (c) instruments of assignment to MNGI of all trademarks, included in the York Daily Record Masthead and the Other Assigned Trademarks, duly executed by BNA;

            (d) instruments of assignment to YNHLC of all Assigned Copyrights, duly executed by BNA;

            (e) an assignment and assumption agreement with respect to the Real Property Lease (the "Real Property Lease Assignment"), duly executed by BNA;

            (f) an assignment and assumption agreement with respect to the Union Agreement (the "Union Agreement Assignment and Assumption Agreement"), duly executed by BNA;

            (g) copies of resolutions adopted by the Board of Directors of BNA certified as of the Effective Date by the Secretary of BNA, evidencing the authorizations described in Section 3.2;

            (h) such other documents or instruments as MNG reasonably requests to effect the transactions contemplated hereby; and

            (i)   possession of the Rights/Assets Subject to Option.

      8.3 Purchasers' Closing Documents. Concurrent with the execution and delivery of this Agreement, MNG is paying, or causing to be paid, the portion of the Exercise Price specified to be paid at the Closing in Section 2.2 of this Agreement, by wire transfer of immediately available funds. In addition, MNG delivers herewith to BNA the following instruments and documents:

            (a) the Partnership Interest Assignment and Assumption Agreement duly executed by YNHLC, the Real Property Lease Assignment duly executed by the Partnership, and the Union Agreement Assignment and Assumption Agreement duly executed by Record LLC;

            (b) copies of resolutions adopted by the Board of Directors or other governing body of each of the Purchasers, certified as of the Effective Date by the Secretary of such Purchaser, evidencing the authorizations described in Section 4.2; and (c) such other documents or instruments as BNA reasonably requests to effect the transactions contemplated hereby.

                                   ARTICLE IX
                            PARTNERSHIP DISTRIBUTION

      Concurrent with the execution of this Agreement and the Closing, the Partnership is (a) paying to BNA and YNI the management fees due them under the Partnership Agreement for the period April 1, 2004 - April 30, 2004, (b) paying to BNA and YNI the Page Credits due them under the Joint Operating Agreement for the period March 1, 2004 - March 31, 2004, (c) collecting from both BNA and YNI the Excess Color and Page charges due from them under the Joint Operating Agreement for the period July 1, 2003 - March 31, 2004 and (d) distributing to BNA and YNI the Net Cash From Operations (as defined in the Partnership Agreement), for the month ending April 30, 2004, it being agreed and understood that, notwithstanding anything to the contrary in the Partnership Agreement, for such purpose the amount of the gross cash proceeds from Partnership operations for such month to be retained by the Partnership to pay or establish reserves for Partnership expenses, debt payments, capital improvements, replacements and contingencies shall be $1,000,000. To the extent that the Partnership shall subsequently recognize adjustments to cash balances of the Partnership as of April 30, 2004, for deposits in transit on that date, the distribution referenced above in this
Article IX shall be adjusted and the Partnership shall cause an additional distribution to be made to BNA to reflect that adjustment such that the adjusted gross cash proceeds retained by the Partnership shall equal $1,000,000. MNG covenants and agrees to cause the Partnership to reflect and credit to April receipts any deposits in transit on April 30, 2004, in accordance with the customary and usual practice of the Partnership and to make such additional distribution to BNA in accordance with the provisions of Section 2.4.

                                    ARTICLE X
                                 INDEMNIFICATION

      10.1 Survival of Representations and Warranties. The representations, warranties, statements, certifications, covenants and agreements contained in this Agreement or any Ancillary Document shall survive (and not be affected in any way by) the Closing or any investigation and inquiry made (or omitted) by or on behalf of MNG, BNA, or their representatives or any information that any party or their representatives may receive for a period of two (2) years from the date hereof; provided, however, that such representations and warranties shall survive to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty is made prior to such date until such claim is finally resolved.

      10.2 BNA's Indemnification Obligation. BNA shall indemnify and hold harmless MNG, its Affiliates (including YNHLC and MNGI) and the respective directors, officers and employees of the foregoing Persons ("MNG Indemnified Parties") from and against any and all claims, damages, liability, and expense (including reasonable attorneys' fees) imposed on, incurred by or asserted against any one or more of the MNG Indemnified Parties:

            (1) based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation, warranty, agreement or covenant, in each case made by BNA in this Agreement or any Ancillary Document;

            (2) constituting, based upon, resulting from or arising out of liabilities or obligations of BNA or its Affiliates with respect to the news and editorial functions conducted by BNA relative to the York Daily Record arising with respect to periods prior to the Effective Date, including, without limitation, liabilities arising out of any suit or claim arising out of the news or editorial content of the York Daily Record;

            (3) arising under or in connection with any employee benefit plan, policy or arrangement (whether or not subject to ERISA) maintained or contributed to by BNA or an ERISA Affiliate, relating to the period through the Effective Date, or

            (4) based upon, resulting from or arising out of the use, occupation or operation through the Effective Date of the real property leased by BNA pursuant to the Real Property Lease (the "Leased Real Property"); and

            (5) any cost or expense (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by MNG Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by MNG Indemnified Parties in enforcing their rights pursuant to this Section 10.2).

      10.3 MNG's Indemnification Obligation. In addition to the specific indemnification undertakings of the Purchasers on behalf of BNA set forth elsewhere in this Agreement, and without limiting such other undertakings, MNG shall indemnify and hold harmless BNA, its Affiliates and the respective directors, officers and employees of the forgoing Persons ("BNA Indemnified Parties") from and against any and all claims, damage, liability and expense (including reasonable attorneys' fees) imposed on, incurred by or asserted against any one or more of the BNA Indemnified Parties:

            (1) based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation, warranty, agreement or covenant, in each case made by any Purchaser in or pursuant to this Agreement, or by any Purchaser in any Ancillary Document; or

            (2) with respect to the obligations that have been undertaken or assumed by the Purchasers, or any of them, pursuant to this Agreement and/or the Ancillary Documents; or

            (3) arising from the operation of the Partnership and/or the publication of the York Daily Record subsequent to the Effective Date hereof or

            (4) constituting, based upon, resulting from or arising out of liabilities or obligations of the Purchasers, or any of them, or their Affiliates with respect to the news and editorial functions conducted by the Purchasers relative to the York Daily Record arising with respect to periods subsequent to the Effective Date, including, without limitation, liabilities arising out of any suit or claim arising out of the news or editorial content of the York Daily Record; or

            (5) arising under or in connection with any employee benefit plan, policy or arrangement (whether or not subject to ERISA) maintained or contributed to by any Purchaser or an ERISA Affiliate, relating to the period after the Effective Date, or

            (6) based upon, resulting from or arising out of the use, occupation or operation after the Effective Date of the Leased Real Property; and

            (7) any cost or expense (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by BNA Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by BNA Indemnified Parties in enforcing their indemnification rights pursuant to this Agreement, including indemnification obligations of the Purchasers set forth elsewhere as well as those set forth in this
      Section 10.3).

      No BNA Indemnified Party will be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification from MNG.

      10.4  Procedure for Indemnification Claims.

            (a) MNG Indemnified Parties and BNA Indemnified Parties are referred to herein as "Indemnified Parties," and the Persons from whom indemnification may be sought pursuant to this Agreement are referred to herein as "Indemnifying Parties."

            (b) If at any time an Indemnified Party determines to assert a right to indemnification hereunder, the Indemnified Party will give to the Indemnifying Party written notice of such determination.

            (c) Within ten (10) days after receipt of any notice referred to in paragraph (b) above, the Indemnifying Party will (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this Article XI, and pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is satisfactory to the Indemnified Party to provide reasonable assurances to the Indemnified Parties for the performance of its obligations hereunder, and/or
(ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.

            (d) Each party hereto shall cooperate in good faith with, make its relevant files and records available for inspection and copying by, and make its employees available and otherwise render reasonable assistance to, the other parties in their defense of any such claims. Each Indemnifying Party shall have the right, at its sole expense, to control the defense of any claim brought by any third party (as to which indemnification is sought pursuant to this Article
XI) with counsel of such Indemnifying Party's choice that is reasonably satisfactory to the Indemnified Party, and shall have the right to settle or otherwise protect against the imposition of liability with respect to such claim, in each case if such Indemnifying Party shall have taken the action described in clause (i) of the first sentence of Section 10.4(c) with respect to such claim; provided, however, that:

            (i) the Indemnified Parties shall be entitled to participate in the defense of such claim and to employ counsel at their own expense to assist in the handling of such claim and shall have the right, but not the obligation, to assert any and all cross-claims and counterclaims they may have;

            (ii) such Indemnifying Party shall obtain the prior written approval of each Indemnified Party before entering into any settlement of any such claim or ceasing to defend against any such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against such Indemnified Party or (if such Indemnified Party is a MNG Indemnified Party) such settlement or cessation could, in the reasonable opinion of MNG, have an adverse effect upon the business of the York Daily Record;

            (iii) such Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim;

            (iv) at the election of the Indemnified Party, such Indemnifying Party and Indemnified Party shall have joint control over the defense or settlement of any such claim, each party to employ counsel at its own expense, to the extent such claim seeks an order, injunction or other equitable relief against such Indemnified Party or, if such Indemnified Party is a MNG Indemnified Party, to the extent such claim could, in the reasonable opinion of MNG, have an adverse effect upon the business of the York Daily Record; and

            (v) with respect claim for indemnification pursuant to Section 10.2(2), the MNG Indemnified Parties shall have the right, at their sole expense, to control the defense of, and have the right to settle or otherwise protect against the imposition of liability with respect to, any such claim; provided, however, that (x) the MNG Indemnified Parties shall obtain the prior written approval of BNA not to be unreasonably withheld before entering into any settlement of any such claim (and the refusal to contribute to any proposed settlement or otherwise expend funds or assume, admit, or accept liability shall not be considered unreasonable) and (y) to the extent that the MNG Indemnified Parties have not asserted their rights to assume the defense of any such claim pursuant to this Section 10.4(d)(v), BNA shall obtain the prior written approval of MNG before entering into any settlement of any such claim unless such settlement is purely monetary, with no continuing adverse effect on the business of the York Daily Record, and provides an unconditional release of the MNG Indemnified Parties with respect to such claim and does not require an admission of liability, wrongdoing or fault by any MNG Indemnified Party.

      Except for a claim for indemnification pursuant to Section 10.2(2) in which MNG Indemnified Parties have asserted their rights under Section 10.4(d)(v) above, in the event the Indemnifying Party shall, in the reasonable judgment of the Indemnified Party, fail adequately and diligently to defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross-claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof including, without limitation, from legal expenses, disbursements and all amounts paid as a result of such matter. If the Indemnifying Party does not take the action described in clause (i) of the first sentence of

Section 10.4(c) with respect to a claim, the Indemnified Party shall, without limitation of its rights under this Article X, retain sole control over the defense or settlement of such claim.

      Each party hereto shall cooperate in good faith with, make its relevant files and records available for inspection and copying by, and make its employees available and otherwise render reasonable assistance to, the other parties in their defense of any such claims.

            (e) The rights of the Indemnified Parties under this Article X are in addition to all other rights or remedies the Indemnified Parties may have under this Agreement, the Ancillary Documents, applicable law, or otherwise and will continue in effect notwithstanding any statute of limitations that would otherwise bar the exercise of such rights.

                                   ARTICLE XI
                               GENERAL PROVISIONS

      11.1 Expenses. MNG, on the one hand, and BNA, on the other hand, shall pay their own expenses (including the fees and expenses of their accountants, advisors, and counsel) in connection with negotiating, preparing, closing and carrying out this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby and with respect to all post-Closing matters, including but not limited to any investigation or actions taken by any Governmental Authority.

      11.2 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and shall be delivered via an overnight courier such as Federal Express or delivered against receipt (including by confirmed facsimile transmission), as follows:

            (a)   In the case of MNG, to:

                  MediaNews Group, Inc.
                  1560 Broadway, Suite 1485
                  Denver, Colorado  80202
                  Attn:  Joseph J. Lodovic, IV
                  Facsimile:  (303) 894-9340

            with a copy to:

                  Hughes Hubbard & Reed LLP
                  1775 I Street, N.W.
                  Washington, D.C.  20006
                  Attn:  Howell E. Begle, Jr., Esq.
                  Facsimile:  (202) 721-4646

            (b)   In the case of BNA, to:

                  Buckner News Alliance, Inc.
                  2101 Fourth Avenue, Suite 2300
                  Seattle, Washington  98121-2317
                  Attn:  Philip F. Buckner, President
                  and Gail B. Brown, Treasurer
                  Facsimile:  (206) 727-6397

            with a copy to:

                  Davis Wright Tremaine LLP
                  2600 Century Square
                  1501 Fourth Avenue
                  Seattle, Washington  98101-1688
                  Attn:  Greg F. Adams, Esq.
                  Facsimile:  (206) 628-7699

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

      11.3 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.

      11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

      11.5 Headings; Schedules; Exhibits. The headings, subheadings and captions in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement. Unless the context clearly indicates otherwise, references in this Agreement to particular Sections, Articles, Exhibits or Schedules are references to particular Sections, Articles, Exhibits or Schedules, as the case may be, of or to this Agreement. All definitions of terms contained in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined, unless otherwise indicated.

      11.6 Entire Agreement. This Agreement and the Ancillary Documents contain the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement and the Ancillary Documents and there are no other covenants, provisions, agreements, representations or warranties, whether written or oral, among the parties hereto.

      11.7 Third-Party Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder. The rights of MNG Indemnified Parties and BNA Indemnified Parties under Article X may be asserted by MNG and BNA, respectively.

      11.8 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, except that MNG may, at any time, assign all or any part of its right, title and interest in, to and under this Agreement; provided, however, that any such assignment will not relieve MNG from its obligations and liabilities hereunder. Any assignment in violation of this Section 11.8 shall be null and void.

      11.9 Specific Performance. In addition to any other remedies the parties may have, each party will have the right to enforce the provisions of this Agreement through injunctive relief or by a decree or decrees of specific performance.

      11.10 Confidentiality. BNA will, and will cause its Affiliates to, at all times hold in strictest confidence any and all Confidential Information that may have come or may come into their possession or within their knowledge concerning the assets, services, processes, business, suppliers, customers and advertisers of the York Daily Record. In furtherance and not in limitation of the foregoing, BNA agrees that it will not, and will cause its Affiliates and each of its employees, agents and representatives, to not for any reason, directly or indirectly, for themselves or any other Person, use or disclose (x) the intangible assets described in clauses (ii), (iii) and (vii) of Section 1.1 and
(y) any such Confidential Information. As used in this Section 11.10, "Confidential Information" shall mean all information, other than information
(x) which is or becomes known to the public, other than through a breach of this
Section 11.10 or (y) is independently developed without regard to Confidential Information.

      11.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby and the parties will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

      11.12 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of the parties. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

      11.13 Joint and Several Liability. MNG shall be jointly and severally liable for each of the obligations, liabilities, assumptions, and undertakings of YNHLC, MNGI, and Record LLC under or pursuant to this Agreement and all of the Ancillary Documents and for the Partnership's obligations, liabilities, assumptions and undertakings with respect to the Real Property Lease.

      11.14 Continued Access to Partnership and Other Financial Information. For the seven- (7-) year period immediately following the Effective Date, MNG undertakes to make available to BNA and its successors, promptly upon request therefor and, except as otherwise provided in this Agreement, at BNA's expense, copies of all financial or business records relating to the operation of the Partnership or the York Daily Record prior to the Effective Date.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                           BUCKNER NEWS ALLIANCE, INC.

                                           By: /s/ G. B. Brown
                                               --------------------------------
                                                   Name: G. B. Brown
                                                   Title: Chief Financial
                                                   Officer

                                           MEDIANEWS GROUP, INC.

                                           By:  /s/ Ronald A. Mayo
                                               --------------------------------
                                                   Name: Ronald A. Mayo
                                                   Title: Vice President Chief
                                                   Financial Officer

                                           YORK NEWSPAPERS HOLDINGS, LLC

                                           By: /s/ Ronald A. Mayo
                                               --------------------------------
                                                   Name: Ronald A. Mayo
                                                   Title: Vice President Chief
                                                   Financial Officer

                                           MEDIANEWS GROUP INTERACTIVE, INC.

                                           By: /s/ Ronald A. Mayo
                                               --------------------------------
                                                   Name: Ronald A. Mayo
                                                   Title: Vice President Chief
                                                   Financial Officer

                                           YORK DAILY RECORD LLC

                                           By: /s/ Ronald A. Mayo
                                               --------------------------------
                                                   Name: Ronald A. Mayo
                                                   Title: Vice President Chief
                                                   Financial Officer

                                    EXHIBIT A

                               Certain Definitions

      "Affiliate" shall mean, with respect to a Person, another Person now or hereafter, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified.

      "Allocation" shall have the meaning specified in Section 2.6.

      "Ancillary Documents" shall mean the Partnership Interest Assignment and Assumption Agreement, the Real Property Lease Assignment, the Union Agreement Assignment and Assumption Agreement and the other instruments and documents contemplated hereby to be executed and delivered at the Closing.

      "Assigned Copyrights" shall have the meaning specified in Section 1.1(a)(vi).

      "Assumed Contracts" shall have the meaning specified in Section 1.1(a)(v).

      "Assumed Liabilities" shall have the meaning specified in Section 1.2.

      "Base Adjusted Exercise Price" shall have the meaning specified in Section 2.1.

      "BNA" shall have the meaning specified in the Preamble to this Agreement.

      "BNA Indemnified Parties" shall have the meaning specified in Section
10.3.

      "Business Day" means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

      "Closing" shall have the meaning specified in Section 8.1.

      "COBRA" shall mean Section 4980B(f) of the Code and Sections 601 to 608 of ERISA.

      "Code" shall have the meaning specified in Section 2.6.

      "Confidential Information" shall have the meaning specified in Section 11.10.

      "Contract" shall mean any agreement, contract, lease, license agreement, franchise agreement, obligation, instrument or other commitment, arrangement or understanding of any kind (whether written or oral), including all amendments, modifications, extensions or renewals of any of the foregoing.

      "Effective Date" shall have the meaning specified in Section 8.1.

      "ERISA" the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliates" shall mean each trade, business or other organization (whether or not incorporated) which, together with any BNA and/or the York Daily Record is treated as a single employer within the meaning of Section 414(b),
(c), (m) or (o) of the Code.

      "Exercise Price" shall have the meaning specified in Section 2.1.

      "Exercise Price Adjustments" shall have the meaning specified in Section 2.1.

      "Final BNA Capital Expenditures Adjustment" shall have the meaning specified in Section 2.3.

      "Final BNA Operating Expenditures Adjustment" shall have the meaning specified in Section 2.3.

      "Final BNA Page Credit Payments Adjustment" shall have the meaning specified in Section 2.3.

      "Final Exercise Price Adjustment Schedule" shall have the meaning specified in Section 2.3

      "Final Partnership Capital Expenditures Adjustment" shall have the meaning specified in Section 2.3.

      "Governmental Authority" shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a party or any of its properties or assets.

      "Guild" shall mean The Newspaper Guild, Communication Workers of America.

      "Indemnified Parties" shall have the meaning specified in Section 10.4(a).

      "Indemnifying Parties" shall have the meaning specified in Section
10.4(a).

      "Joint Operating Agreement" shall have the meaning specified in the recitals to this Agreement.

      "Leased Real Property" shall have the meaning specified in Section
10.2(4).

      "Legal Requirement" shall mean any judgment, decree, injunction, order, writ, ruling, law, ordinance, statute, rule, regulation, code or other requirement of any Governmental Authority, or the common law.

      "Liens" shall mean any claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, or any other rights or interests whatsoever.

      "MNG" shall have the meaning specified in the Preamble to this Agreement.

      "MNGI" shall have the meaning specified in the Preamble to this Agreement.

      "MNG Indemnified Parties" shall have the meaning specified in Section
10.2.

      "Other Assigned Trademarks" shall have the meaning specified in Section 1.1(b).

      "Other York Daily Record Intangibles" shall have the meaning specified in
Section 1.2(a)(iv).

      "Page Credit" shall have the meaning specified in Section 2.4 of the Joint Operating Agreement.

      "Partnership" shall have the meaning specified in the recitals to this Agreement.

      "Partnership Agreement" shall mean The York Newspaper Partnership Agreement, dated as of January 13, 1989, by and between YNI and BNA, as successor in interest to York Daily Record, Inc.

      "Partnership Interest" shall have the meaning specified in the recitals to this Agreement.

      "Partnership Interest Assignment and Assumption Agreement" shall have the meaning specified in Section 8.2(a).

      "Person" shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

      "Provisional BNA Capital Expenditures Decrease" shall have the meaning specified in Section 2.2.

      "Provisional BNA Operating Expenditures Decrease" shall have the meaning specified in Section 2.2.

      "Provisional BNA Page Credit Payments Increase" shall have the meaning specified in Section 2.2.

      "Provisional Partnership Capital Expenditures Increase" shall have the meaning specified in Section 2.2.

      "Purchasers" shall have the meaning specified in the Preamble to this Agreement.

      "Put/Call Option Agreement" shall have the meaning specified in the recitals to this Agreement.

      "Real Property Lease" shall have the meaning specified in Article VI.

      "Real Property Lease Assignment" shall have the meaning specified in
Section 8.2(e).

      "Rights/Assets Subject to Option" shall have the meaning specified in the recitals to this Agreement.

      "Selected Accountants" shall have the meaning specified in Section 2.3(c).

      "Termination Claims" shall have the meaning specified in Section 7.2.

      "Union Agreement" shall mean the Agreement, dated August 19, 2002, between the York Daily Record and the Guild.

      "Union Agreement Assignment and Assumption Agreement" shall have the meaning specified in Section 8.2 (f).

      "YNHLC" shall have the meaning specified in the Preamble to this Agreement.

      "YNI" shall have the meaning specified in the recitals to this Agreement.

      "York Daily Record Employees" shall have the meaning specified in Section 3.5.

      "York Daily Record Masthead" shall have the meaning specified in Section 1.1(b).

                                  [Side Letter]

                              MediaNews Group, Inc.
                                  1560 Broadway
                              Denver Colorado 80202

                                                                     May 5, 2004

Buckner News Alliance, Inc.
2101 Fourth Avenue, Suite 2300
Seattle, Washington 98121-2317
Attn: Philip F. Buckner, President
      and Gail B. Brown, Treasurer

Ladies and Gentlemen:

Reference is made to (x) the Purchase Agreement, dated as of April 30, 2004 (the "Purchase Agreement"), between Buckner News Alliance, Inc., a Washington corporation ("BNA"), and MediaNews Group, Inc., a Delaware corporation ("MNG"), York Newspapers Holdings, LLC, a Delaware limited liability company ("YNHLC"), MediaNews Group Interactive, Inc., a Delaware corporation ("MNGI"), and York Daily Record LLC, a Delaware limited liability company ("Record LLC" and, together with MNG, YNHLC, and MNGI, the "Purchasers") and (y) the Amended and Restated Joint Operating Agreement dated as of April 30, 2004 (the "JOA") by and between York Newspapers, Inc. ("YNI"), York Newspapers Holdings, Inc. ("YNHI"), both of which are Delaware corporations, The York Newspaper Company, a Pennsylvania general partnership (the "General Partnership"), York Newspapers Holdings, L.P., a Delaware limited partnership (the "Limited Partnership"), and York Dispatch Publishing Company, LLC, a Delaware limited liability company ("YDPC").

      The parties hereto agree as follows:

      1. News and Editorial Services for the Publication of the York Daily Record. Notwithstanding anything to the contrary in the JOA, on and prior to May 5, 2004, BNA shall furnish complete news and editorial services necessary and appropriate for the publication of the York Daily Record.

      2. News and Editorial Services for the Publication of The York Dispatch. Notwithstanding anything to the contrary in the JOA, on and prior to May 5, 2004, YNI shall furnish complete news and editorial services necessary and appropriate for the publication of the The York Dispatch. MNG shall indemnify and hold harmless BNA, YDPC and their Affiliates and the respective directors, officers and employees of the forgoing Persons ("BNA Indemnified Parties") from and against any and all claims, damage, liability and expense (including reasonable attorneys' fees) imposed on, incurred by or asserted against any one or more of the BNA Indemnified Parties arising from the operation of and/or the publication of The York Dispatch for the period commencing on May 1, 2004 through and including May 5, 2004, including without limitation, (x) claims based upon, resulting from or arising out of liabilities or obligations of YNI or its Affiliates with respect to the news and editorial functions conducted by

YNI relative to The York Dispatch arising solely with respect to such period or
(y) claims with respect to wages or arising under or in connection with any benefit plan, policy or arrangement (whether or not subject to ERISA) maintained or contributed to by YNI or an ERISA Affiliate relating to any employee of The York Dispatch and relating solely to such period. The provisions of Section 10.4 of the Purchase Agreement shall apply to any claims by a BNA Indemnified Party pursuant to this Section.

      3. Employee Matters; Indemnification. Notwithstanding anything to the contrary in the Purchase Agreement or any Ancillary Document, for purposes of
(x) Article VII and Section 10.2(2), 10.2(3), 10.3(4), 10.3(5) of the Purchase Agreement and (y) the Union Agreement and Assignment and Assumption Agreement
(1) the "Closing" shall be deemed to have occurred as of 11:59 p.m. (E.S.T.) on May 5, 2004 and (2) the "Effective Date" shall be deemed to be May 5, 2004.

      4. Reimbursement of Certain Employee Obligations. Notwithstanding anything to the contrary in the Purchase Agreement or any Ancillary Document, the Purchasers shall promptly reimburse BNA for all reasonably documented out-of-pocket costs and expenses incurred by BNA with respect to the period commencing on May 1, 2004 through and including May 5, 2004 with respect to (a) wages paid to (x) any York Daily Record Employee and (y) the actual cost, not to exceed $2,500, for the usual and customary compensation and benefits paid to Dennis Hetzel and (b) any amounts paid under or in connection with any employee benefit plan, policy or arrangement (whether or not subject to ERISA) maintained or contributed to by BNA or an ERISA Affiliate and solely relating to such period.

      6. Miscellaneous. Except as expressly set forth herein, the Purchase Agreement and the JOA shall remain in full force and effect and shall be otherwise unaffected hereby. This letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction. The headings in this letter agreement are for reference purposes only and are not intended to affect the meaning or interpretation of this letter agreement. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

                  [Remainder of page intentionally left blank.]

                                         Very truly yours,

                                         MEDIANEWS GROUP, INC.

                                         By: /s/ Ronald A. Mayo
                                             ----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         YORK NEWSPAPERS HOLDINGS, LLC

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         MEDIANEWS GROUP INTERACTIVE, INC.

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:    Ronald A. Mayo
                                             Title:   Vice President and
                                                      Chief Financial Officer

                                         YORK DAILY RECORD LLC

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         YORK NEWSPAPERS, INC.

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         YORK NEWSPAPERS HOLDINGS, INC.

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         THE YORK NEWSPAPER COMPANY

                                         By:   York Newspapers Holdings, L.P.,
                                               its Managing General Partner

                                         By:   York Newspapers, Inc.,
                                               its Managing General Partner

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         YORK NEWSPAPERS HOLDINGS, L.P.

                                         By:   York Newspapers, Inc.,
                                               its Managing General Partner

                                         By: /s/ Ronald A. Mayo
                                            -----------------------------------
                                             Name:  Ronald A. Mayo
                                             Title: Vice President and
                                                    Chief Financial Officer

Agreed:

BUCKNER NEWS ALLIANCE, INC.

By: /s/ G. B. Brown
   ---------------------------------
      Name:  G. B. Brown
      Title: Chief Financial Officer

YORK DISPATCH PUBLISHING COMPANY, LLC

By: /s/ G. B. Brown
   ---------------------------------
      Name:   G. B. Brown
      Title:  Authorized Agent